Exhibit 99.1



                 LION Announces Third Quarter Financial Results;
                        Company Reports Strong Earnings


    SEATTLE--(BUSINESS WIRE)--Oct. 27, 2005--LION, Inc. (OTCBB:LINN), a leading provider of online lead generation and advanced business solutions that streamline the mortgage fulfillment process, today announced its financial results for the third quarter and nine months ended September 30, 2005.
    Revenue for third quarter 2005 was $4,020,424 up 12% from $3,574,211 for third quarter 2004 and up 1% from second quarter 2005 revenue of $3,998,794. Revenue for the first nine months of 2005 increased 9% to $12,060,136 from $11,020,486 for the same period in 2004.
    The Company recorded net income for third quarter 2005 of $213,113 compared to net income of $112,939 for the same quarter in the prior year, and a net loss of $179,308 for second quarter 2005. The Company reported a net loss for the first nine months of 2005 of $115,058 compared to net income of $503,258 for the same period in 2004. Net income in 2004 included a one-time gain of $433,000 related to settlement of an insurance claim that was booked in second quarter 2004.
    The Company recorded an operating profit of $211,883 for the quarter compared to an operating profit of $62,394 in the same quarter a year ago, and an operating loss of $172,636 for second quarter 2005. For the first nine months of 2005, the Company reported an operating loss of $97,531 compared to operating income of $27,558 for the same period last year.
    The Company continued to maintain a strong balance sheet, ending the quarter with approximately $4.6 million in cash inclusive of cash, cash equivalents and restricted funds.
    "We have just concluded a very satisfying third quarter which includes year over year revenue growth, significantly higher operating profit and net income, and a strong balance sheet," said Randall D. Miles, Chairman and CEO. "Our performance in the quarter is a validation of our acquisition strategy, and we are in a position to capitalize on our operational successes by aggressively turning our attention to leveraging our infrastructure to grow the Company.
    "Each of our business units met key performance objectives in the quarter led by higher volume in our Capital Markets business unit, which added four new lender customers in our Tuttle Risk Management Services subsidiary, increasing the number of year to date customer wins to fourteen. We expect Mortgage 101 to be a growth engine as it is beginning to benefit from the strategic initiatives introduced by the new leadership we brought in early in the quarter and a recent expansion of our sales infrastructure to leverage the over 1 million unique visitors that access Mortgage 101 each month. Our success in signing new customers and converting existing clients to our Precision MTS productivity suite, a core strategic initiative of the Company, demonstrates great potential. We recently signed three new customers, bringing to nine the total number of customers on the platform.
    "I am pleased with the success we had in the quarter signing new customers and launching new growth initiatives and believe that it bodes well for our outlook. The integration initiatives that we have been diligently working on, together with key personnel, systems, products, services and infrastructure now in place, provide significant operating leverage to compliment the incremental investment in sales and marketing we intend to make to attain our growth objectives. We believe we are in the best position we have ever been in to take advantage of market trends to grow the Company and long-term shareholder value."

    Third Quarter Business Unit Highlights

    Leads

    -- Maintained high volume of over 1 million unique visitors monthly to Mortgage101.com

    -- High search engine placement on Google - number 1, MSN - number 1, and Yahoo - number 2 for keyword search "mortgage"

    -- Added key experienced sales executive to develop additional lead distribution channels

    Loans

    -- Signed 3 new Precision MTS customers, bringing to 9 the number of customers using the platform

    --  $14 billion in loan volume locked using LockPoint Xtra(R)

    Capital Markets

    -- Signed 4 new lender customers, bringing to 14 the number of customer wins in 2005

    -- $32 billion in loan volume hedged through Pipeline Tools risk management technology

    --  Expanded sales team by adding key industry account executive

    Conference Call Details

    LION, Inc. will host a conference call to discuss its third quarter financial results at 4:30 p.m. EDT today. Participants may join the conference call by dialing 800-299-7089 (for U.S. participants only) ten minutes prior to the start of the conference call. International participants can dial in to the call at 617-801-9714. The conference call passcode is 97063545. The call will also be broadcast over the Internet and can be accessed through the Company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site following the conference call and by telephone through November 3, 2005. To access the replay by telephone, dial 888-286-8010 for U.S. participants and 617-801-6888 for International participants and enter the passcode 10381869.

    About LION, Inc.

    LION, Inc. is a leading online mortgage lead generator that also provides advanced business solutions that streamline the mortgage loan fulfillment process in the over $2 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, attracts over 1 million unique visitors that connect through LION's proprietary network of over 12,000 mortgage brokers, 65,000 realtors and more than 200 lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the state of Washington for 2004 and 2005. For more information about LION, please visit www.lioninc.com

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of October 27, 2005, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, including (without limitation) under the captions, "Factors That May Affect Forward Looking Statements" and "Management's Discussion and Analysis," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                              (Unaudited)

                       Three months ended       Nine months ended
                          September 30,            September 30,
                     ----------------------- -------------------------
                        2005        2004         2005         2004
                     ----------- ----------- ------------ ------------
Revenues             $4,020,424  $3,574,211  $12,060,136  $11,020,486

Expenses
 Direct costs         1,573,364   1,276,822    4,883,714    4,069,452
 Selling and
  marketing             616,430     477,296    1,870,348    1,525,961
 General and
  administrative        905,321     993,968    3,158,150    3,058,395
 Research and
  development           576,241     611,194    1,844,557    1,908,001
 Depreciation and
  amortization          137,185     152,537      400,898      431,119
                      ----------  ----------  -----------  -----------
                      3,808,541   3,511,817   12,157,667   10,992,928
                      ----------  ----------  -----------  -----------

    Operating
     income (loss)      211,883      62,394      (97,531)      27,558

Other income
 (expense) - net          5,516      (1,145)      (6,840)     426,019
                      ----------  ----------  -----------  -----------

    Net income (loss)
     before tax         217,399      61,249     (104,371)     453,577

Income tax expense
 (benefit)                4,286     (51,690)      10,687      (49,681)
                      ----------  ----------  -----------  -----------

    NET INCOME
     (LOSS)          $  213,113  $  112,939  $  (115,058) $   503,258
                      ==========  ==========  ===========  ===========

Net income (loss) per
 common share,
  Basic              $      .01  $        -  $         -  $       .02
                      ==========  ==========  ===========  ===========
  Diluted            $      .01  $        -  $         -  $       .01
                      ==========  ==========  ===========  ===========




                       LION, Inc. and Subsidiary
                 CONSOLIDATED CONDENSED BALANCE SHEETS

                                ASSETS

                                              September
                                                  30,
                                                 2005     December 31,
                                             (Unaudited)      2004
                                             ------------  -----------
CURRENT ASSETS
 Cash and cash equivalents                   $ 4,281,139  $ 4,518,300
 Accounts receivable - net                     1,246,632    1,841,840
 Deferred taxes                                  150,000      150,000
 Prepaid expenses and other                      579,341      436,888
                                              -----------  -----------

      Total current assets                     6,257,112    6,947,028

PROPERTY AND EQUIPMENT, net                      909,786      931,079

OTHER ASSETS
 Goodwill - net                                2,590,130    2,590,130
 Other assets                                    324,408       76,980
                                              -----------  -----------

                                             $10,081,436  $10,545,217
                                              ===========  ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                            $   316,308  $   294,235
 Accrued liabilities                           1,128,757    1,334,659
 Current maturities of long-term obligations      38,611      255,621
 Deferred revenue                                821,399    1,050,128
                                              -----------  -----------

      Total current liabilities                2,305,075    2,934,643

LONG-TERM OBLIGATIONS, less current
 maturities                                      972,209      995,305

STOCKHOLDERS' EQUITY                           6,804,152    6,615,269
                                              -----------  -----------

                                             $10,081,436  $10,545,217
                                              ===========  ===========



                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                       Three months ended
               ---------------------------------    Nine months ended
                                      September       September 30,
                 March 31,  June 30,     30,     ---------------------
                   2005       2005      2005       2005       2004
               ----------- ---------- ---------- ---------- ----------

Net (loss)
 income        $ (148,861)$ (179,308)$  213,111 $ (115,058)$  503,258
Non-cash items    195,322    192,017    175,507    562,846    710,724
Changes in
 working
 capital          175,784    121,281   (224,296)    72,769   (212,531)
                ---------- ---------- ---------- ---------- ----------
  Net cash
   provided by
   operating
   activities     222,245    133,990    164,322    520,557  1,001,451

  Net cash
   used in
   investing
   activities     (80,720)   (81,663)  (217,904)  (380,287)  (388,429)

Restricted cash
 for letter of
 credit          (280,000)         -          -   (280,000)         -
Other net uses
 of cash for
 financing
 activities      (161,130)    79,976    (16,277)   (97,431)   115,745
                ---------- ---------- ---------- ---------- ----------
  Net cash
   (used in)
   provided
   by financing
   activities    (441,130)    79,976    (16,277)  (377,431)   115,745

Net (decrease)
 increase in
 cash and
 cash
 equivalents     (299,605)   132,303    (69,859)  (237,161)   728,767
Cash and cash
 equivalents
 at beginning
 of period      4,518,300  4,218,695  4,350,998  4,518,300  2,883,314
                ---------- ---------- ---------- ---------- ----------
Cash and cash
 equivalents
 at end of
 period        $4,218,695 $4,350,998 $4,281,139 $4,281,139 $3,612,081
                ========== ========== ========== ========== ==========




    CONTACT: LION, Inc.
             Dave Stedman, 800-546-6463